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                                   EXHIBIT 99















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COAST NATIONAL BANK
553B Higuera Street
San Luis Obispo, CA 93401-3845



NEWS RELEASE
FOR IMMEDIATE RELEASE

Date       June 1, 2001
Contact    Jack Wauchope
Phone      (805) 541-0400
Fax        (805) 781-3180


                         COAST NATIONAL BANK ANNOUNCES
                         COMPLETION OF HOLDING COMPANY

(SAN LUIS OBISPO) -- Jack C. Wauchope, chairman and chief executive officer of Coast National Bank announced that the formation of the Bank's holding company, Coast Bancorp, was completed as of close of business, May 31, 2001. As a result of the transaction, Coast National Bank has become a wholly-owned subsidiary of the new holding company and shareholders of the Bank have become shareholders of the holding company on a "one share for one share" basis. Shares of Coast Bancorp will be quoted on the OTC Bulletin Board beginning June 1, 2001, under the symbol "CTBP."

     "The new holding company will greatly contribute to the continuing success of Coast National Bank," said Wauchope. "Our customers, communities, shareholders and staff all will benefit from the formation of Coast Bancorp with greater convenience and a broader array of bank products and services."

     Led by a contingent of local banking officers and staff, San Luis Obispo-based Coast National Bank opened its doors in June 1997 with $6.25 million in capital, over 500 local shareholders, and offices in San Luis Obispo and Arroyo Grande. In 1998, the bank opened a third office in Morro Bay, followed by the opening of its Los Osos office in 1999. Today, under Coast Bancorp, wholly-owned subsidiary Coast National Bank has grown to more than 4,500 accounts, and $101,928,969 in assets.

     For more information about Coast Bancorp, contact Jack Wauchope at (805) 541-0400.


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